Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the 2004 Israel Stock Option Plan and the 2004 Stock Incentive Plan of Syneron Medical Ltd. of our report dated March 24, 2009, with respect to the consolidated financial statements of Syneron Medical Ltd., and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 24, 2009.

/s/ Kost, Forer, Gabbay & Kasierer
Tel-Aviv, Israel	KOST, FORER, GABBAY & KASIERER
January 7, 2010	A Member of Ernst & Young Global